EXHIBIT 23.3
Consent of Public Accounting Firm
          We consent to the incorporation by reference in this Prospectus constituting part of this Registration Statement on Form S-3 of our reports, dated July 7, 2005 (except as to Note K of the Annual Report on Form 10-K for the year ended May 31, 2005, with respect to which our report is dated as of July 22, 2005), with respect to the consolidated financial statements of RPM International Inc. which appear in the Annual Report on Form 10-K for the fiscal year ended May 31, 2007 of RPM International Inc., and of our report on the Financial Statement Schedules which appears in such Annual Report on Form 10-K. We also consent to the reference of our firm made under the heading “Experts” in the Prospectus.

/s/ Ciulla, Smith & Dale, LLP
Ciulla, Smith & Dale, LLP

Cleveland, Ohio
February 14, 2008

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